Acquicor Technology Inc. Announces Pricing of $145 Million Private Offering of Convertible Senior Notes

NEWPORT BEACH, CA - (December 12, 2006) - Acquicor Technology Inc. (AMEX: AQR), announced today the pricing of a private placement of $145 million of its 8% convertible senior notes due 2011 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”). This offering is expected to close on December 15, 2006.

In addition, Acquicor Technology Inc. has granted the initial purchasers a 45-day option to buy up to an additional $21.75 million of the notes. The notes are convertible into shares of the company’s common stock at an initial conversion price of $7.33 per share. Pending the approval by its stockholders of the merger of its wholly-owned subsidiary with and into Jazz Semiconductor, Inc., the gross proceeds of the offering will be placed into an escrow account and upon such approval, the net proceeds would be released to Acquicor to fund the merger consideration and for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation to buy any of these notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes being offered and the common stock issuable upon exchange of the notes have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States, absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

About Acquicor

Acquicor (AMEX: AQR) is a company formed by Gilbert F. Amelio, Ph.D., Ellen M. Hancock and Steve Wozniak for the purpose of acquiring, through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination, one or more domestic and/or foreign operating businesses in the technology, multimedia and networking sectors. Acquicor raised gross proceeds of $172.5 million through its March 2006 initial public offering, and $164.3 million was placed in the trust account pending the completion of a business combination. On September 26, 2006, Acquicor and Jazz Semiconductor, Inc. announced that they have entered into a merger agreement. The merger is expected to be completed in the first quarter of 2007 subject to a number of closing conditions. For more information, please visit http://www.acquicor.com.

Contact:

Public & Investor Relations:
Market Street Partners
Kate Sidorovich / Jon Avidor, 415-445-3236 / 415-445-3234
kate@marketstreetpartners.com
jon@marketstreetpartners.com

or
Media:
For Jazz Semiconductor:
Lauri Julian, 949-715-3049
l.julian@mediaconnectpr.com

or
For Acquicor:
Market Street Partners
Cheryl Reiss, 415-445-3237
cheryl@marketstreetpartners.com